Exhibit 23.2

WILLIAM M. COBB & ASSOCIATES, INC.

Worldwide Petroleum Consultants

12770 Coit Road, Suite 907	(972) 385-0354
Dallas, Texas	Fax: (972) 788-5165
E-Mail: office@wmcobb.com

February 21, 2008

Nexen Inc.

801 7th Avenue SW

Calgary, Alberta  T2P 3P7

Canada

Attention:	Reserves Review Committee of the
Board of Directors of Nexen Inc.

The Board of Directors:

We hereby consent to references to our firm relating to the evaluation and/or audit of certain oil and gas properties of Nexen Inc. (the “Company”) contained in the section entitled “Basis of Reserves Estimates” within “Reserves, Production and Related Information” as set out in Part I, Items 1 & 2 Business and Properties of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.

Frank J. Marek, P.E.
Senior Vice President

FJM:jf

Dallas, Texas

February 21, 2008